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                                                                   EXHIBIT 10.43


                            EMPLOYMENT AGREEMENT


         BETWEEN RICHARD F. BONINI (hereinafter referred to as the "Officer") and FIRST FINANCIAL CARIBBEAN CORPORATION, A Puerto Rico corporation with principal offices in San Juan, Puerto Rico, (hereinafter referred to as "FFCC"), represented herein by its Chairman of the Board and Chief Executive Officer.

         In consideration of the mutual promises, covenants and agreements herein contained, it is agreed as follows:

         1.      POSITION AND RESPONSIBILITIES

                 You will serve as Senior Executive Vice President of FFCC. By your acceptance of this Agreement, you undertake to accept such employment and to devote your full time and attention to FFCC, and to use your best efforts, ability and fidelity in the performance of the duties attaching to such employment. During the term of your employment hereunder, you shall not perform any services for any other company, which services conflict in any way with your obligations under the two preceding sentences of this Section 1, whether or not such company is competitive with the businesses of FFCC, provided, however, that nothing in this Agreement shall preclude you from devoting reasonable periods required for

                 (i) serving as a director or member of a committee of any organization involving no conflict or potential conflict of interest with the interests of FFCC;

                 (ii) delivering lectures, fulfilling speaking engagements, teaching at educational institutions;

                 (iii)  engaging in charitable and community activities; and

                 (iv) managing your personal and family investments, provided that such activities do not interfere with the regular performance of your duties and responsibilities under this Agreement.

                 You shall, at all times during the term hereof, be subject to the supervision and direction of the Chairman of the Board of Directors of FFCC with respect to your duties, responsibilities and the exercise of your powers which shall include, among other things, matters relating to financial, tax and
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employee benefit aspects of FFCC's operations and shareholder relations and general administrative matters.

         2. TERM. This Agreement shall be effective retroactive to January 1, 1995, and shall remain in effect until June 30, 1997.

         3. BASIC COMPENSATION. FFCC shall pay the Officer, and the Officer shall accept from FFCC, as basic compensation for Officer's services hereunder, the sum of TWO HUNDRED FORTY THOUSAND DOLLARS ($240,000) per year, such sum to be payable at the rate of $20,000 per month on the last day of each month.

                 FFCC shall reimburse Officer for those reasonable and necessary expenses incurred by Officer in connection with the services provided hereunder.

         4. INCENTIVE FEES. (a) During the term of this Agreement, the Officer shall also be entitled to receive an annual incentive bonus equal to the sum of the following:

                          (i)  $150,000 if FFCC earns $10.0 million of Adjusted
Net Income (as hereinafter defined);

                          (ii)  3% of Adjusted Net Income in excess of $10.0
million and up to $20.0 million to the extent such Adjusted Net Income exceeds an amount equal to a 15% Return on Equity Capital (as hereinafter defined); and

                          (iii)  5% of Adjusted Net Income in excess of $20.0
million to the extent such Adjusted Net Income exceeds an amount equal to a 15% Return on Equity Capital;

provided, however, that total consulting fees and incentive compensation payable to the Officer in connection with services rendered hereunder shall not exceed $1.2 million per annum.

                 (b) The incentive bonus shall be payable annually by FFCC within 30 days following the date on which its Annual Report on Form 10-K for the fiscal year ended the prior December 31 shall have been filed with the United States Securities and Exchange Commission; provided that such amount shall only be payable if you shall have served as a Officer pursuant to this Agreement for the entire fiscal
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year to which such payments relate.  As used in this Section 4, "Adjusted Net
Income" means the annual consolidated net income by FFCC and its subsidiaries after all taxes (including net income from equity interests held by FFCC in any other venture and net income of any successor of FFCC which may be formed by merger, consolidation or sale of substantially all of the assets of FFCC) during the calendar year preceding the payment as determined in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as shown by FFCC's published consolidated financial statements audited by its independent accountants (hereinafter referred to as "GAAP"), such net income to be adjusted (A) by reducing from such net income any payments made pursuant to Section 4(a) hereof and payments of similar incentive compensation to the Chairman of the Board and Chief Executive Officer and President of FFCC, (B) by adding back to such net income any extraordinary items of income and expense such as merger related expenses; and (C) by reducing from such net income any reductions to FFCC net worth not reflected in FFCC's consolidated income statement for such fiscal year or period. As used in this Section 4, (1) "Equity Capital" means FFCC's consolidated Stockholders Equity including preferred stock at the December 31 immediately preceding the beginning of the fiscal year for which the calculation is being made, determined in accordance with GAAP and (2) "Return on Equity Capital" for any fiscal year means the percentage determined by dividing FFCC's consolidated net income after all taxes determined in accordance with GAAP for such fiscal year by Equity Capital for such preceding December 31; provided that such calculation shall be adjusted as set forth in the immediately succeeding sentence. If FFCC sells its equity securities during the fiscal year, Equity Capital shall be increased by the net proceeds to FFCC (after expenses) of such sale multiplied by a fraction the numerator of which shall be the number of days in such fiscal year which had elapsed on the date of the closing of such sale and the denominator of which shall be 365.

                 (c) At the option of FFCC, up to 50% of the amount payable under Section 4(a) may be in the form of shares of FFCC Common Stock. For purposes of computing the number of shares to be issued, the shares of Common Stock will be assigned a value equal to the average of last sales prices of the Common Stock as reported on the NASDAQ National Market System for the five trading dates immediately preceding the date of issuance;

         5. PENSION PLAN. In lieu of participation in FFCC's pension plan, FFCC agrees to establish an annuity contract for the benefit of Officer in the amount of $30,000 per year.

         6. PAYMENT OF MEDICAL INSURANCE. In lieu of participation in FFCC's medical plan, FFCC agrees to pay for Officer's medical insurance.
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         7.      MEMBERSHIP IN BOARD OF DIRECTORS.  The Officer will be
nominated for election to FFCC's Board of Directors.

         8. INCIDENTAL EXPENSES. If the Officer is required to provide services within Puerto Rico, his housing and other incidental expenses will be paid by FFCC.

         9. TERMINATION OF ENGAGEMENT. Officer's engagement hereunder may be terminated by FFCC for dishonesty, failure or refusal to perform his obligations hereunder, breach of fidelity to FFCC or its affiliates or for any reason violative of law or public policy. Termination shall take effect by giving 30 days written notice by Certified Mail, Return Receipt Requested, or by delivery in person to Officer. All payments due under this Agreement will cease as of the date of termination.

         10. CONFIDENTIAL INFORMATION. All documents, date, plans, processes, reports and information of any nature that are made available by FFCC, or that become available to Officer by virtue of this Agreement or the relationship created by this Agreement, shall be held in strict confidence by Officer. Such confidential disclosures that are made or such confidential information that becomes available to Officer is made in reliance on this understanding.

         11. CONFIDENTIAL INFORMATION AFTER TERMINATION OR AGREEMENT. All of the terms of the preceding paragraph shall remain in full force and effect for a period of three (3) years after the termination of this Agreement for any reason, and during such 3 year period, Officer shall not make or permit the making of any public announcement or statement of any kind that he was formally connected with FFCC.

         12.     REGISTRATION RIGHTS

                 (a) Upon the written request or requests of the Officer that FFCC effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the securities granted to you pursuant to Section 4(b)(iii) hereof (the "Registrable Securities") and senior executives of FFCC holding similar registration rights (individually a "Holder" and collectively, the "Holders"), FFCC will:

                          (i)  promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other
Holders;
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                          (ii)  as soon as practicable, effect such
registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from FFCC; provided, however, that FFCC shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of FFCC entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $250,000; (3) if FFCC shall furnish to the Holders a certificate signed by an officer of FFCC stating that in the good faith judgment of the Board of Directors of FFCC, it would be seriously detrimental to FFCC and its shareholders for such Form S-3 registration statement, in which event FFCC shall have the right to defer the filing of the Form S-3 Registration Statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 12; (4) if FFCC has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 12; (5) if FFCC shall have effected any registration (other than on S-3 or any successor Form) within the six month period preceding the date of such request; or (6) in any particular jurisdiction in which FFCC would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; and

                          (iii)  Subject to the foregoing, FFCC shall file a
registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to this Section 12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for FFCC, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders selling securities pursuant to Form S-3 Registration.

                 (b) The rights to cause FFCC to register Registrable Securities pursuant to this Section 12 may not be assigned or transferred in any fashion.
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         13.     ASSIGNABILITY.  Officer may not sub-contract or assign any of his obligation hereunder without obtaining FFCC's prior written approval.

         14. NO WAIVER. Failure on the part of FFCC to complain of any action or non-action on the part of Officer, no matter how long the same may continue shall never to be deemed to be a waiver by FFCC of any rights hereunder.

         15. MODIFICATION OF CONTRACT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties hereto.

         16. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties, and no alterations, modifications or qualifications hereof shall be binding or of any force or effect against FFCC unless in writing and signed by FFCC.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement at New York, New York, this 29th day of August, 1995.

                                         FIRST FINANCIAL CARIBBEAN CORPORATION



                                         By: /s/ Solomon Levis
                                             ---------------------------------



Accepted and agreed to:



 /s/ Richard F. Bonini
---------------------------
     Richard F. Bonini